EXHIBIT 99.1

SAKS INCORPORATED DECLARES SPECIAL $2 PER SHARE

DIVIDEND TO COMMON SHAREHOLDERS

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

FOR IMMEDIATE RELEASE

Birmingham, Alabama (March 15, 2004)—Retailer Saks Incorporated (NYSE: SKS) (the “Company” or “Saks”) today announced that its Board of Directors has declared a special one-time cash dividend to shareholders of $2.00 per common share.

The special dividend is payable on May 17, 2004 to shareholders of record as of April 30, 2004. The dividend payout is expected to total approximately $284 million based on the current 142 million shares outstanding.

On April 15, 2003, the Company consummated its strategic proprietary credit card alliance with Household International in order to enhance long-term returns on invested capital, reduce risk, and permit the Company to focus on its core retail businesses. This transaction eliminated approximately $1.1 billion in securitization liabilities and generated in excess of $300 million in cash.

R. Brad Martin, Chairman and Chief Executive Officer of Saks Incorporated, commented, “We began the fiscal year (February 2, 2003) with approximately $210 million of cash on hand and then consummated the Household transaction in April 2003. During the year, we repurchased approximately $80 million of common stock, reduced debt by approximately $50 million, contributed $70 million to our pension plans, invested approximately $180 million in capital expenditures, and increased year-end inventory to a level consistent with the current sales trend. Even after all of these actions, we ended the fiscal year (January 31, 2004) with $366 million of cash on hand. We believe the payment of this special dividend represents an efficient and straightforward way to distribute this surplus capital to all of our shareholders.”

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 62 Saks Fifth Avenue stores and 53 Saks Off 5th stores. The Company also operates its Saks Department Store Group (SDSG) with 242 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store and 19 Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking

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information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; geo-political risks; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.3 to the Company’s Form 10-K for the fiscal year ended February 1, 2003 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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